Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
1.	Registration Statement (Form S-8 No. 333-159108) pertaining to the Sourcefire, Inc. 2007 Stock Incentive Plan,

2.	Registration Statement (Form S-8 No. 333-148503) pertaining to the Sourcefire, Inc. 2007 Employee Stock Purchase Plan, and

3.	Registration Statement (Form S-8 No. 333-141396) pertaining to the Sourcefire, Inc. 2002 Stock Incentive Plan and 2007 Stock Incentive Plan;
of our report dated March 12, 2010, with respect to the consolidated financial statements of Sourcefire, Inc. and our report dated March 12, 2010, with respect to the effectiveness of internal control over financial reporting of Sourcefire, Inc., included in this Annual Report (Form 10-K) of Sourcefire, Inc. for the year ended December 31, 2009.
/s/ Ernst & Young LLP
Baltimore, Maryland
March 12, 2010